EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Paladin Realty Income Properties, Inc.

We consent to the use of our report dated December 3, 2009 with respect to the Statement of Revenues and Certain Operating Expenses of Lofton Place Apartments for the year ended December 31, 2008 incorporated by reference in this Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (No. 333-146867) of Paladin Realty Income Properties, Inc. (the “Amendment”), and to the reference to our Firm under the heading “Experts” in the Amendment.

We also consent to the use of our report dated December 3, 2009 with respect to our interim review of the Statement of Revenues and Certain Operating Expenses of Lofton Place Apartments for the nine months ended September 30, 2009 incorporated by reference in the Amendment. Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a Registration Statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ IMOWITZ KOENIG & CO., LLP

New York, New York

April 8, 2010